Exhibit 5.10

[Letterhead of Woodburn and Wedge]

October 21, 2005

REM Nevada, Inc.

313 Congress Street, 6th Floor

Boston, MA  02210

Re: National Mentor, Inc. Exchange Notes—REM Nevada, Inc.

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to REM Nevada, Inc., a Nevada corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National MENTOR, Inc., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 21, 2005, under the Securities Act of 1933, as amended (the “Securities Act”).  The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors.  The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee (the “Trustee”).

In rendering the opinions set forth in this letter, we have examined copies of only the following documents:

1.             Articles of Incorporation of REM-Nevada, Inc. filed with the Nevada Secretary of State on August 5, 1997;

2.             Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on August 4, 2000 changing the name of the corporation from "REM-Nevada, Inc." to "REM Nevada, Inc.";

October 21, 2005
REM Nevada, Inc.

3.             Certificate of corporate existence with respect to REM issued on October 18, 2005 by the Nevada Secretary of State;

4.             the Bylaws of REM-Nevada, Inc.;

5.             the Registration Statement;

6.             the Indenture dated as of November 4, 2004 among Mentor, the Guarantors, the other named guarantors therein and US Bank National Association as Trustee;

7.             the Registration Rights Agreement; and

8.             Joint Written Consent In Lieu of A Special Meeting of the Board of Directors of Guarantor dated as of October 26, 2004 of (the “2004 Resolutions”).

In rendering the opinions set forth in this letter, we have assumed the legal capacity of all natural persons, the authenticity and genuineness of all signatures, the authenticity and completeness of all documents submitted to us, the conformity to the original documents of all documents submitted to us as copies, whether received by email, fax, U.S. mail or express delivery, and the authenticity of the original of such documents.  We assume the person executing the Indenture for the Guarantor was one of those officers of the Guarantor listed in the 2004 Resolutions as authorized to execute and deliver the Indenture.  We assume that said officer duly delivered the Indenture to the Trustee.  Except with respect to the Guarantor, we have assumed the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to all questions of fact that are material to our opinions, we have assumed the factual accuracy of, and have relied upon the factual statements set forth in, the Registration Statement, the Indenture and the certificate from the Nevada Secretary of State, item 3 above. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

The members of this firm are admitted to the State Bar of Nevada and are duly qualified to practice law in that state. Our opinions are limited to the laws of the State of Nevada that are in effect on the date of this letter, that, in our professional judgment, are normally applicable to transactions of the type contemplated in the documents described herein. We express no opinion with regard to any matter which may be governed by the laws of any other jurisdiction. The only opinions rendered consist of the matters set forth in the opinion paragraphs 1 through 4 below and no opinions are implied or to be inferred beyond such matters.

Based upon and subject to the foregoing, it is our opinion that, under Nevada law:

1.             The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

October 21, 2005
REM Nevada, Inc.

2.             The Indenture has been duly authorized, executed and delivered by the Guarantor.

3.             The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Nevada or any political subdivision thereof.

4.             No consent, waiver, approval, authorization or order of any State of Nevada court or governmental authority of the State of Nevada or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.10 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

Woodburn and Wedge

By:	/s/ John P. Fowler
John P. Fowler

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